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                                                                    EXHIBIT 99.1

                                 [BROCADE LOGO]

FOR IMMEDIATE RELEASE

BROCADE CONTACTS
MEDIA RELATIONS               INVESTOR RELATIONS            FS COMMUNICATIONS
Leslie Davis                  Shirley Stacy                 Wendy Lewis
Tel: 408.333.5260             Tel: 408.333.5752             Tel: 650.691.1488
lmdavis@brocade.com           sstacy@brocade.com            wendy@fscomm.com



                  BROCADE ANNOUNCES PRELIMINARY Q3 2004 RESULTS
                     REVENUE ON TRACK, EXCEEDS EPS GUIDANCE

SAN JOSE, CALIF.--AUGUST 12, 2004--Brocade Communications Systems, Inc. (Brocade(R)) (Nasdaq: BRCD), the world's leading provider of infrastructure solutions for Storage Area Networks (SANs), today announced preliminary results for the third quarter of fiscal 2004 (Q3 04) ended July 31, 2004. Brocade expects to report net revenue for Q3 04 in a range of $149.5 to 150.5 million and GAAP net income per share of $0.06 to $0.07. The GAAP earnings include a pre-tax gain of $3.5 million, equivalent to $0.01 per share, related to repurchases of $47.4 million of the company's convertible subordinated debt.

"I am pleased to announce revenue that is in line with our previous outlook and better than expected EPS," said Greg Reyes, Chairman and CEO. "Given the unusually large number of pre-announcements by storage-related companies with lower than expected financial results, we believe that it is important to provide our preliminary results so the market can assess Brocade's performance and competitive position accurately."

Brocade will announce complete Q3 04 results after the close of the market on Wednesday, August 18, 2004. Financial results will be released over PR Newswire and First Call. Following the press release, Brocade will host a conference call at 2:00 p.m. PT (5:00 p.m. ET). The call is being webcast live via the Internet at www.brocade.com/investors. A replay of the conference call will be available via webcast for twelve months at www.brocade.com/investors.
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CAUTIONARY STATEMENT

This press release contains forward-looking statements relating to revenue and net income. Actual results could differ materially from such forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include adjustments made as part of quarter-end closing activities. Brocade assumes no duty to update any statements made in this press release.

ABOUT BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade (Nasdaq: BRCD) offers the industry's leading intelligent platform for networking storage. The world's leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm(R) family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify the implementation of SANs, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

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BROCADE, THE BROCADE B WEAVE LOGO, SECURE FABRIC OS, AND SILKWORM ARE REGISTERED
TRADEMARKS OF BROCADE COMMUNICATIONS SYSTEMS, INC., IN THE UNITED STATES AND/OR IN OTHER COUNTRIES. FICON IS A REGISTERED TRADEMARK OF IBM CORPORATION IN THE U.S. AND OTHER COUNTRIES. ALL OTHER BRANDS, PRODUCTS, OR SERVICE NAMES ARE OR
MAY BE TRADEMARKS OR SERVICE MARKS OF, AND ARE USED TO IDENTIFY, PRODUCTS OR SERVICES OF THEIR RESPECTIVE OWNERS.